FORM OF OPINION OF BINGHAM MCCUTCHEN LLP



[        ], 2008


Pioneer Municipal and Equity Income Trust
60 State Street
Boston, Massachusetts 02109

Pioneer Tax Free Income Fund
60 State Street
Boston, Massachusetts 02109

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.5 of the Agreement and Plan of Merger, dated as of [ ], 2008, by and among Pioneer Tax Free Income Fund (the "Surviving Trust"), a Delaware statutory trust, in its individual capacity and on behalf of its series Pioneer Tax Free Income Fund (the "Surviving Fund"), and Pioneer Municipal and Equity Income Trust (the "Merging Trust"), a Delaware statutory trust, in its individual capacity and on behalf of its series Pioneer Municipal and Equity Income Trust (the "Merging Fund") (the "Agreement"). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement. The Agreement contemplates the merger of the Merging Trust into the Surviving Trust pursuant to the provisions of the Delaware Statutory Trust Act, upon the terms and conditions set forth in the Agreement (the "Merger"), with the consequences described in Section 1.2 of the Agreement.

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Proxy Statement/Prospectus on Form N-14 filed with the Securities and Exchange Commission on or about [ ], 2008 with respect to the Merger, and related documents (collectively, the "Merger Documents"). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Merger Documents, and in certificates of the Merging Trust and the Surviving Trust dated as of the date hereof and attached hereto (the "Certificates"). Our opinion assumes (i) that all representations set forth in the Merger Documents and in the Certificates will be true and correct in all material respects as of the date of the Merger, and (ii) that the Agreement is

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Pioneer Municipal and Equity Income Trust
Pioneer Tax Free Income Fund
[         ], 2008
Page 2
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implemented in accordance with its terms and consistent with the representations set forth in the Merger Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code as presently in effect
(the "Code") and the regulations, rulings, and interpretations thereof in force as of this date. We assume no obligation to update our opinion to reflect any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

         1. The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and each of the Merging Trust and the Surviving Trust will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         2. No gain or loss will be recognized by the Merging Trust upon the vesting of the Merging Fund Assets and Merging Fund Liabilities as assets and liabilities of the Surviving Fund or upon the exchange of shares of the Merging Fund into a number of Surviving Fund Shares, including fractional Surviving Fund Shares, except for (A) gain or loss that may be recognized on the transfer of "section 1256 contracts" as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a "passive foreign investment company" as defined in Section 1297(a) of the Code, or (C) any other gain that may be required to be recognized as a result of the closing of the Merging Trust's taxable year.

         3. The tax basis in the hands of the Surviving Trust of the Merging Fund Assets will be the same as the tax basis of such assets in the hands of the Merging Trust immediately prior to the Merger, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Merging Trust on the Merger.

         4. The holding periods of the Merging Fund Assets in the hands of the Surviving Trust, other than assets with respect to which gain or loss is required to be recognized, will include in each instance the period during which those assets were held by the Merging Trust.

         5. No gain or loss will be recognized by the Surviving Trust upon the vesting of the Merging Fund Assets and Merging Fund Liabilities as assets and liabilities of the Surviving Fund.

         6. No gain or loss will be recognized by the shareholders of the Merging Fund on the exchange of all of their Merging Fund Shares for a number of Surviving Fund Shares, including fractional Surviving Fund Shares, as part of the Merger.

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Pioneer Municipal and Equity Income Trust
Pioneer Tax Free Income Fund
[         ], 2008
Page 3
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         7.       The aggregate basis of the Surviving Fund Shares that each
                  Merging Fund Shareholder receives in the Merger will be the same as the aggregate basis of the Merging Fund Shares held immediately prior to the Merger.

         8. Each Merging Fund Shareholder's holding period for the Surviving Fund Shares received in the Merger will include the period for which such shareholder held the Merging Fund Shares that were exchanged for such Surviving Fund Shares, provided that the Merging Fund Shareholder held such Merging Fund Shares as capital assets on the Closing Date.

This opinion is being delivered solely to you for your use in connection with the referenced transaction, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,


BINGHAM MCCUTCHEN LLP